UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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☑	Soliciting Material Pursuant to § 240.14a-12

First Data Corporation

(Name of Registrant as Specified in Its Charter)

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Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF A PODCAST MADE AVAILABLE TO EMPLOYEES OF FIRST DATA CORPORATION ON THE COMPANY’S INTRANET ON MAY 15, 2007:

Brette:

In connection with this proposed transaction, First Data Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). Stockholders are urged to read the proxy statement filed with the SEC carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction.

Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 17, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Welcome to this special Straight Talk podcast specifically focusing on the recently announced agreement between KKR and First Data.

I’m Brette Gillman, SVP of Marketing for FDI.

Here to discuss what certainly will be another important chapter in the First Data story, are FDI President, Pam Patsley, and Steve Piano, our SVP for HR.

Thank you both for joining me.

Pam and Steve:

Good to be here.

Brette:

Pam could you give us a brief overview of the key aspects of the announcement?

Pam:

Sure. As you mentioned, this really is another very important development in the history of First Data.

First Data has entered into an agreement with KKR, a global private equity firm, to execute a buy out of First Data for $34 per share.

This is what is known as a leveraged buy out which means the Board of Directors has agreed to the acquisition. The acquiring firm purchases the company, and shareholders receive cash for each share of common stock they hold.

Often, the acquired company is taken private, held for a period of time by the acquiring firm and either taken public again or sold.

Steve:

If I can add - KKR has a history of holding the companies that it invests in for about seven years – and even held one company for about 15 years.

They have purchased more than 150 companies in deals that you may not have heard about, including Toys R Us, Wincor Nixdorf, Motel 6, Duracell and Sealy.

Brette:

Pam - can you tell us when will ownership transfer to KKR?

Pam:

We are currently in a “go-shop” period, if there are no other superior offers, we expect to close the proposed transaction by the end of the third quarter, subject to the approval of First Data shareholders, customary closing conditions and regulatory approvals. Until the close, we still are operating as a publicly traded company.

Steve:

Typically, KKR staff serves on the board of companies they buy, closely monitoring the business and providing strategic insights and access to financial, operational and other resources.

Brette:

So what’s the benefit of being a private company?

Pam:

Transitioning from a public to a private company brings many benefits to our employees and clients. We will be able to make the strategic, long-term investments for the future – again growing our core business, expanding product offerings, improving overall cost structures and efficiencies and rapidly expanding our global reach. We may also have the opportunity to accelerate our current programs, which support these goals, such as the human capital strategy and talent agenda, data center consolidation and expansion into new geographies.

Brette:

Can you tell us what this means for the future of the business and our employees?

Pam:

It’s a very exciting time for First Data and I hope that our employees can see the tremendous opportunities ahead as well.

The key thing to remember is that we are not being acquired by a competitor with a similar operation to our own where there would be obvious overlaps between the two. I am confident that our new ownership will ensure our long-term success and bring a wealth of opportunity to our employees.

KKR is focused on growing our business and enhancing our value. That’s a goal that will already be very familiar to our employees so we just need to remain dedicated to delivering on that.

Brette:

Absolutely. So tell us - will we be putting some of our projects such as the platform and data centre consolidation on hold until the KKR deal closes?

Pam:

Most definitely not. Those initiatives are key to our strategy. Network platform and data and command center consolidation are continuing to move ahead with KKR and possibly be accelerated. We have the opportunity to make lasting improvements in our business to make us more competitive and positioned for long-term growth by reducing the footprint of First Data’s global command and data centers so that we can improve overall cost structure and efficiencies.

KKR also has close relationships with many of First Data’s current and prospective clients and anticipates working with us to strengthen those relationships and find new ways to work with those clients.

Brette:

Can you tell us anything about KKR’s view of First Data International?

Pam:

They are very excited about the whole of First Data and they can see the great things we have achieved outside the US. KKR recognizes First Data as a company with an outstanding client base and highly skilled professionals.

We have a great team – strong management across the business and dedicated, experience professionals on the ground. We have a clear strategy for success and our local presence is unrivalled.

Brette:

And we got further endorsement of that just recently…

Pam:

Yes – just last week, one of the biggest industry analysts, the TowerGroup, published a report that underlines some of the strengths of the international business.

Brette:

I’ve actually got some of the comments from their report here, Pam. Let me recap a few of the international highlights:

“...the GZS acquisition and China Union Pay alliance revealed that First Data was doing far more than putting pins in the global map. It was positioning itself to be a major global payments processor in the markets where it counted most.”

Also in the report there are multiple mentions of VisionPLUS as a great asset to the business, and the report describes it as First Data’s “trump card.”

Regarding SEPA – the Single European Payments Area – the report says there is an opportunity to ‘take advantage of First Data’s market penetration, platform dominance, and global reach to become a major enabler of the Single Euro Payments Area initiative.’ And describes Europe as a ‘greenfield for First Data’ in relation to SEPA.

Steve:

It’s great to see that the strength of our strategy and the hard work of our employees is being recognised.

Brette:

On the subject of our employees – Steve – what happens to those people who have purchased First Data shares perhaps through the Employee Stock Purchase Program or who have options?

Steve:

I think those employees will be very happy! KKR would give shareholders a premium of approximately 34% over the average closing price during the previous 30 days prior to the announcement. Shareholders will receive cash when the deal closes around September this year.

The Employee Stock Purchase Plan will cease on June 30th. ESPP deductions from April 1 to June 30 will be used to purchase First Data shares with a purchase date of June 30.

Restricted Stock Awards and Restricted Stock Units, including grants made in 2007, will be cashed out at $34.00.

We don’t yet have any information on replacement equity or compensation programs but we will share any information on this as it becomes available.

Brette:

Ok, great Steve. So what will happen with the First Data Foundation?

Steve:

Both KKR and First Data believe strongly in the value of the Foundation. Because the Foundation is important to all of us, we will move forward with our plans for the First Data Foundation, which we developed based on feedback from our employees. We’ll be sharing more details about the Foundation in the coming months

Brette:

Are there changes to employees’ terms such as holiday entitlement or the defined pension plan?

Steve:

Vacation and other benefits are expected to remain the same for the foreseeable future. We don’t anticipate that the change in control will impact the First Data Retirement Plan, nor any other health and welfare plan.

Brette:

Among the other things that we certainly won’t change is the First Data brand which remains strong within our industry.

We are beginning to run out of time, so Pam – what message would you like to leave with our employees as we close out?

Pam:

Change is something that we are all used to at First Data, and this again will certainly be one of the biggest. But our transition to becoming a private company I believe will be seamless, transparent, and not affect day-to-day service to the customer.

I would ask everyone to stay focused on delivering that great service to our clients and creating growth now and in the future. It’s very much business as usual!

Brette

Steve – do you have anything to add?

Steve:

First Data has always been a dynamic place to work, and I’d just reiterate your earlier comment that these are exciting times that will offer a wealth of opportunity to our employees.

Brette:

Pam and Steve - thanks so much for joining us today.

Pam and Steve:

Thank you.

Brette:

You can learn more about KKR at www.kkr.com or by visiting FirstWeb. We’ve created an entire section dedication to this deal with an extensive question and answer section.

I hope our listeners have found this podcast of interest.

Communication is always important but it’s going to be especially critical over the coming months. We are going to be updating FirstWeb with fresh information as soon as we get it and we’ll continue our podcasts, as well as use other communication channels wherever they add value.

If anyone has questions your manager or supervisor can’t answer, send them to askric@firstdata.com.

Thanks for listening.